Exhibit 8.3
Han Kun Law Offices
Room 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China
Tel: (86 10) 8525-5500; Fax: (86 10) 8525-5511/ 5522
November 16, 2010
To: BITAUTO HOLDINGS LIMITED
Scotia Centre, 4th Floor,
P.O. Box 2804, George Town,
Grand Cayman, Cayman Islands
Dear Sirs or Madams:
We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.
We act as the PRC counsel to Bitauto Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all appendices, amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the offering (the “Offering”) of 10,600,000 American Depositary Shares (“ADSs”), representing 10,600,000 ordinary shares of the Company (the “Ordinary Shares”) and (ii) the Company’s proposed issuance of ADSs pursuant to a Deposit Agreement (the “Deposit Agreement”) to be entered into by and among the Company, Citibank, N.A. as depositary (the “Depositary”) and the holders and beneficial owners of the ADSs evidenced by the American depositary receipts (“ADRs”) issued thereunder. This opinion is issued and delivered pursuant to Section 5(d) of the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company, the selling shareholders listed in Schedule B thereto (the “Selling Shareholders”) and Citigroup Global Markets Inc. and UBS AG as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”), regarding the PRC Subsidiary (defined below) and PRC Operating Entities (defined below).
A. Documents and Assumptions
In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company, the PRC Companies and the Selling Shareholders and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).
In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):
(i)	All signatures, seals and chops are genuine, each signature on behalf of a party
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thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;
(ii)	Each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

(iii)	The Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)	The laws of countries other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v)	All factual statements made to us by the Company, PRC Companies and the Selling Shareholders in connection with this legal opinion are true and correct.
B. Definitions
In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:
(a)	“CSRC” means the China Securities Regulatory Commission of the PRC;

(b)	“Government Agencies” mean any competent government authorities, courts or regulatory bodies of the PRC;

(c)	“Governmental Authorizations” mean all approvals, consents, permits, authorizations, filings, registrations, exemptions, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Government Agencies;

(d)	“Group Companies” means the Company and the PRC Companies;

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(e)	“Material Adverse Effect” means a material adverse effect on the conditions (financial or otherwise), business, properties or results of operations of the Company and the PRC Companies taken as a whole;

(f)	“PRC” or “China” means the People’s Republic of China (for the purposes of this opinion only, other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

(g)	“PRC Laws” mean all applicable laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available as of the date of this opinion in the PRC;

(h)	“PRC Companies” means the PRC Subsidiary and the PRC Operating Entities;

(i)	“PRC Operating Entities” means Beijing C&I Advertising Company Limited (“C&I”), Beijing Bitauto Information Technology Company Limited (“BBIT”), Beijing Easy Auto Media Co., Ltd. (“BEAM”), Beijing Brainstorm Advertising Company Limited, Beijing Newline Advertising Company Limited, Beijing Bitauto Interactive Advertising Co., Ltd., Beijing You Jie Information Co., Ltd. and You Jie Wei Ye (Beijing) Culture Media Co., Ltd.;

(j)	“PRC Subsidiary” means Beijing Bitauto Internet Information Company Limited;

(k)	“Prospectuses” means the General Disclosure Package as defined in the Underwriting Agreement and the final prospectus filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Final Prospectus”);

(l)	“SAFE” means the State Administration of Foreign Exchange of the PRC; and

(m)	“VIE Documents” means the control documents entered into by and among the PRC Subsidiary and each of C&I, BBIT, and BEAM and their respective shareholders, including without limitation the Exclusive Business Cooperation Agreements, Exclusive Option Agreements, and Equity Interest Pledge Agreements.
Based on our review of the Documents, subject to the Assumptions and the Qualifications, we are of the opinion that:

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1.	The PRC Subsidiary has been duly incorporated and is validly existing and in good standing as a wholly foreign-owned company with limited liability under the PRC Laws. The PRC Subsidiary has the enterprise legal person status.

2.	Each of the PRC Operating Entities has been duly incorporated and is validly existing and in good standing as a limited liability company under the PRC Laws. Each of the PRC Operating Entities has the enterprise legal person status.

3.	The articles of association, the business license and other constitutional documents of each of the PRC Companies are in compliance with the requirements of the PRC Laws and are in full force and effect.

4.	The registered capital of the PRC Subsidiary has been paid in accordance with the capital contribution schedule set forth in the articles of association of the PRC Subsidiary and the requirements of the PRC Laws. The PRC Subsidiary has obtained all Governmental Authorizations which are required under PRC Laws to be obtained from Governmental Agencies for the ownership by Bitauto Hong Kong Limited of its equity interest in the PRC Subsidiary. Bitauto Hong Kong Limited legally owns 100% of the equity interest of the PRC Subsidiary, which to the best of our knowledge after due inquiry, is free and clear of any charges, liens, pledges, encumbrances, claims or any other third party rights, and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into any shares of capital stock or of ownership interests in the PRC Subsidiary are outstanding.

5.	The registered capital of each of the PRC Operating Entities has been contributed in full in accordance with the applicable PRC Laws and the articles of association of such PRC Operating Entity. To the best of our knowledge after due inquiry, except for those contemplated in the VIE Documents, the equity interest of each of the PRC Operating Entities is free and clear of any charges, liens, pledges, encumbrances, claims or any other third party rights, and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into any shares of capital stock or of ownership interests in such PRC Operating Entity are outstanding. The equity interest in each of the PRC Operating Entities is owned by the registered shareholders of such PRC Operating Entity. Each of the PRC Operating Entities has obtained all Governmental Authorizations which are required under PRC Laws to be obtained from Governmental Agencies for the ownership by the respective registered shareholders of their equity interest in such PRC Operating Entity. The equity interest of each of C&I, BBIT and BEAM has been pledged to the PRC Subsidiary.

6.	Except as publicly disclosed in the Registration Statement and the Prospectuses, each of the PRC Companies has sufficient corporate right, power and authority for

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it to own, use, lease and license its assets and conduct its business in the manner as described in its respective business license and in the Registration Statement and the Prospectuses. Except as disclosed in the Registration Statement and the Prospectuses, each of the PRC Companies has obtained all Governmental Authorizations from, and completed all filings with, the Government Agencies that are necessary for it to own, use, lease and license its assets and conduct its business in the manner as described in its business license and in the Registration Statement and the Prospectuses. Such Governmental Authorizations contain no material burdensome restrictions that are not described in the Registration Statement. To our best knowledge after due inquiry, each of the PRC Companies are in compliance with the provisions of all such Governmental Authorizations in all material aspects, and none of the PRC Companies has received any notification of proceedings relating to, or has any reason to believe that any Governmental Agencies are considering, the modification, suspension or revocation of any such Governmental Authorizations. To our best knowledge after due inquiry, there are no circumstances which might lead to the suspension, alteration or cancellation of any of the Governmental Authorizations currently held by the PRC Companies.

7.	To the best of our knowledge after inquiry, neither the Company nor any of the PRC Companies is in breach or violation of or in default under (A) (in the case of the PRC Companies) its articles of association, business licenses or any other constitutional documents, (B) any mortgage, deed of trust, bank loan or credit agreement or other similar evidence of indebtedness governed by PRC Laws to which it is a party, (C) any license, lease, contract or other agreement or instrument governed by PRC Laws to which any of the Company or the PRC Operating Entities is a party or by which any of them or any of their respective properties may be bound or affected, or (D) any PRC Laws applicable to the Company or any of the PRC Companies.

8.	To the best of our knowledge after due inquiry, each of the PRC Companies has full, valid and clean title to, or otherwise has the legal right or license to use, all of the property and assets used in connection with its business, which, in each case, is free and clear of all security interest, liens, charges, encumbrances, claims, options, restrictions and other third party rights, except as disclosed or referred to in the Registration Statement, the Prospectuses and the audit report of the Company or such as do not materially interfere with the use made and proposed to be made of such property and assets by any of the PRC Companies.

9.	Each of the lease agreements to which any PRC Company is a party is duly executed and legally binding on such PRC Company. The lease agreements are valid, binding and enforceable in accordance with their respective terms under PRC Laws. To the best of our knowledge after due inquiry, none of the PRC Companies owns any real property of any kind in the PRC.

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10.	Except (a) as disclosed in the Registration Statement and the Prospectuses, (b) the transfer of the “Bitauto”, and related trademarks to BBIT that have been filed with the competent PRC Government Agencies for registration, and the proposed license of yumazu.com.cn domain name to C&I and (c) license of the software, domain names and trademarks as completed in the Computer Software and Software Products License Agreements, the Domain Name License Agreements and the Trademark License Agreement, and except such as do not have Material Adverse Effect to the use made and proposed to be made of such intellectual property by any of the PRC Companies, each of the PRC Companies has legal and valid title to, or have obtained valid and enforceable licenses or right for, the intellectual properties currently used in connection with its business (the “Intellectual Properties”), which, to our best knowledge after due inquiry, are free and clear of all security interest, liens, charges, encumbrances, claims, options, restrictions and other third party rights.

11.	To the best of our knowledge after due inquiry and except as disclosed in the Registration Statement and the Prospectuses, (a) there is no infringement by third parties of any Intellectual Properties of the PRC Companies; (b) there is no pending or threatened PRC legal or government action, suit, proceeding or claim by others challenging the PRC Companies’ right in or to any Intellectual Properties; (c) there is no pending or threatened PRC legal or government action, suit, proceedings or claim by others challenging the validity or enforceability of any Intellectual Property of the PRC Companies; (d) there is no pending or threatened PRC legal or government action, suit, proceeding or claim by others alleging that any PRC Company infringes or otherwise violates any patent, trademark, trade name, service name, copyright, trade secrete or other proprietary rights of others; (e) the PRC Companies have complied in all material aspects with the terms of each agreement pursuant to which Intellectual Properties have been licensed to any of them; and (f) to the extent it constitutes PRC legal matters, no employee of the PRC Companies is in violation of any term of any patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, non-disclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the PRC Companies or actions undertaken by the employee while employed with the PRC Companies.

12.	To the best of our knowledge after due inquiry and except as disclosed in the Registration Statement and the Prospectuses, there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which any of the PRC Companies is a party or of which any property of any PRC Company is the subject which, if determined adversely to such PRC Company, would have a Material Adverse Effect. To the best of our knowledge after due inquiry, no such

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proceedings are contemplated by any Government Agency or any other third party and there is no fact, claim, event or circumstance which is likely to give rise to a claim under PRC Laws against any of the PRC Companies.

13.	Except as disclosed in the Registration Statement, the Prospectuses and auditing report of the Company, there are no outstanding guarantees of any of the PRC Companies in respect of indebtedness of any third party (other than the PRC Companies) which would individually or in the aggregate, have a Material Adverse Effect.
14.	To our best knowledge after due inquiry, none of the PRC Companies has taken any corporate action, nor has any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.
15.	Except as disclosed in the Registration Statement and the Prospectuses, all dividends and other distribution declared and payable upon the Company’s equity interest in the PRC Subsidiary in Renminbi may under the current PRC Laws be payable in foreign currency and may be freely transferred out of the PRC, provided that the remittance of such dividends outside of the PRC complies with the procedures required by the currently applicable PRC Laws relating to foreign exchange and the withholding tax provisions under the PRC Enterprise Income Tax Law, and such dividends may be paid without the necessity of obtaining any Government Authorizations in the PRC.
16.	To the best of our knowledge after due inquiry and except as disclosed in the Registration Statement and the Prospectuses, no labor dispute, work stoppage, slow down or other conflict with the employees of any of the PRC Companies exists or, is threatened and there is no action, suit, proceeding, inquiry or investigation before or brought by any court or Government Agency against any of the PRC Companies on labor or employment matters. Except as disclosed in the Registration Statement and the Prospectuses, based on the official confirmation by the competent PRC Government Agency and to our best knowledge after due inquiry, none of the PRC Companies has any material outstanding legal obligation to provide pension benefits, unemployment insurance, work-related injury insurance, maternity insurance, basic medical insurance and housing fund to any of the employees of the PRC Companies. The PRC Companies have fully and duly made contribution to the social securities funds in accordance with PRC Laws.
17.	All local and national PRC governmental tax exemptions and other local and national PRC tax relief, concession and preferential treatment claimed or obtained

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by any PRC Company have been truly, accurately, fairly and completely disclosed in the Registration Statement and the Prospectuses and are valid except as disclosed in the Registration Statement and the Prospectuses. Based on the official confirmation by the competent PRC Government Agency and to our best knowledge after due inquiry, all tax returns, reports and filings required to be filed by each of the PRC Companies have been filed. To our best knowledge after due inquiry, none of the PRC Companies has received any notice from any Government Agencies claiming non-compliance by such PRC Company of the PRC tax law.
18.	Each of LI Bin, QU Weihai, XIAO Rong, ZHU Jinsong, CHEN Guang, WANG Shengde, CHEN Xiangyu, HU Xiaodong, XIA Jun and XU Aiping, the ultimate registered shareholder of the Company who is a PRC resident, has completed foreign exchange registration for his or her overseas shareholding in the Company in accordance with the Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, promulgated by the SAFE in October 2005, and other related implementing rules. The Foreign Exchange Registration Forms for Overseas Investment by Domestic Residents issued by Beijing Administration Department of Foreign Exchange of the SAFE to LI Bin, QU Weihai, XIAO Rong, ZHU Jinsong, CHEN Guang, WANG Shengde, CHEN Xiangyu, HU Xiaodong, XIA Jun and XU Aiping are in compliance with relevant regulations as of the date of this opinion.
19.	On August 8, 2006, six PRC Government Agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC, and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rules”), which became effective on September 8, 2006 (as amended subsequently). The New M&A Rules purport, among other things, to require offshore special purpose vehicles that formed for the purpose of overseas listing of the equity interests in PRC companies via acquisition and controlled directly or indirectly by PRC companies and/or PRC individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “Related Clarifications”), including a list of application materials regarding the listing on overseas stock exchange by special purpose vehicles. However, the CSRC currently has not issued any definitive rule concerning whether offerings like the Offering contemplated by the Company and as described in the Prospectuses are subject to the New M&A Rules and Related Clarifications. Based on our understanding of the explicit provisions

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under the PRC Laws as of the date hereof, we are of the opinion that since the PRC Subsidiary was established before the effective date of the New M&A Rules by means of direct investment rather than by merger or acquisition by the Company of the equity interest or assets of a “domestic company” as defined under the New M&A Rules, and no explicit provision in the New M&A Rules classifies the contractual arrangements between the PRC Subsidiary and each of C&I, BBIT and BEAM as a type of acquisition transaction by foreign investor falling under the New M&A Rules, the Company is not required to obtain the approval from CSRC in connection with this Offering under the New M&A Rules.
20.	The statements in the Registration Statement and the Prospectuses under “Prospectus Summary”, “Risk Factors”, “Our Corporate Structure”, “Regulation”, “Enforceability of Civil Liabilities”, “Business”, “Management”, “Related Party Transactions” and “Taxation” to the extent such statements describe or summarize PRC legal or regulatory matters referred to therein, in each case to the extent, and only to the extent, governed by PRC Laws, are true and accurate in all material respects, and fairly present and summarize the PRC legal and regulatory matters referred to therein, and such statements do not contain untrue statements of a material fact, and do not omit to state any material fact necessary to make the statements not misleading.
21.	The description of the corporate structure of the PRC Companies and the various contractual arrangements between the PRC Subsidiary, C&I, BBIT and BEAM and/or their respective shareholders as set forth in the Registration Statement under the captions “Corporate Structure” is true and accurate in all material respects and nothing has been omitted from such description which would make it misleading in any material respect. To the best of our knowledge after due inquiry, there is no other agreement, contract or other legal document relating to the corporate structure of the PRC Subsidiary and PRC Operating Entities which has not been, to the extent material to the PRC Companies, disclosed in the Registration Statement and the Prospectuses. The ownership structure of each of the PRC Subsidiary and the PRC Operating Entities as set forth in the Registration Statement and the Prospectuses is in compliance with the PRC Laws.
22.	Each of the PRC Subsidiary, C&I, BBIT and BEAM has legal right, full power and authority to execute the VIE Documents and perform its obligations thereunder.
23.	Each of the VIE Documents constitutes legal, valid and binding obligations of each party to such agreements under the PRC Laws and enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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24.	The execution by each of the PRC Subsidiary, C&I, BBIT and BEAM of each of the VIE Documents to which it is a party, and the performance by each of the PRC Subsidiary, C&I, BBIT and BEAM of its obligations thereunder, do not result in a breach or violation of or constitute a default under (i) any provisions of the articles of association, business licenses or any other Governmental Authorizations of such PRC Company; (ii) any explicit requirements under applicable PRC Laws, or (iii) to our best knowledge after due inquiry, any mortgage, deed of trust, loan agreement or other agreement governed by the PRC Laws to which such PRC Company is a party or by which or to which the properties or assets of such PRC Companies are bound or subject. To the best of our knowledge after due inquiry, none of the parties to any of the VIE Documents is in breach or default in the performance of any of the terms or provisions of such VIE Document.
25.	Each of the PRC Subsidiary, C&I, BBIT and BEAM has taken all necessary corporate actions to authorize the execution and performance of, and has executed, each of the VIE Documents to which it is a party. All required filings and registrations for the transactions contemplated in the VIE Documents with any Government Agency have been performed to ensure the legality, validity or enforceability of each of the VIE Documents in the PRC, except that the PRC Subsidiary will need to obtain Governmental Authorization at the time of exercising the option granted to it under the VIE Documents.
26.	To the best of our knowledge after due inquiry, there are no legal, administrative, arbitration or other proceedings which has challenged the legality, effectiveness or validity of the VIE Documents and/or the transactions contemplated thereby, and to the best of our knowledge after due inquiry, no such proceedings are threatened or contemplated by any Government Agency or by any other persons.
27.	Except the potential tax liabilities described in the Registration Statement and the Prospectuses, no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Company to the PRC Government Agencies in connection with (A) the issuance, sale and delivery of the offered ADSs and the Ordinary Shares, (B) the deposit with the Depositary of the Ordinary Shares pursuant to the Deposit Agreement against issuances of the offered ADSs, (C) the sale and delivery by the Company and the Selling Shareholders of the offered ADSs to or for the accounts of the Underwriters, (D) the execution, delivery and performance of the Underwriting Agreement and the Deposit Agreement by the Company and the Selling Shareholders, or (E) the sale and delivery by the Underwriters of the offered ADSs to the initial purchasers thereof in the manner contemplated in the Prospectuses.
28.	The irrevocable submission of the Company and the Selling Shareholders to the jurisdiction of any New York court, the waiver by the Company and the Selling Shareholders of any objection to the venue of a proceeding in a New York court, the waiver and agreement not to plead an inconvenient forum,

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the waiver of sovereign immunity and the agreement of the Company and the Selling Shareholders that the Underwriting Agreement shall be construed in accordance with and governed by the laws of the State of New York do not conflict with PRC Laws and will be respected by PRC courts, provided that the aforementioned is not found by a PRC court in conflict with the fundamental principles of the PRC laws or with the sovereignty, security or public interests of the PRC.
29.	The indemnification and contribution provisions set forth in the Underwriting Agreement do not contravene the PRC Laws, and insofar as matters of PRC law are concerned, constitute the legal, valid and binding obligations of the Company and the Selling Shareholders, enforceable in accordance with the terms therein.
30.	No approvals, authorization, consent or order of, no filing with and no exemption or waiver by any Government Agency is required for (A) the issue and sale of the ADSs and the Ordinary Shares under the Underwriting Agreement and the Deposit Agreement, (B) the deposit of the Ordinary Shares with the Depositary against the issuance of the ADSs, and (C) the consummation by the Company, the Selling Shareholders and the Depositary of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement, as applicable.
31.	There are no reporting obligations under PRC Laws on non-PRC holders of the ADSs or the Ordinary Shares for holding of such ADSs or the Ordinary Shares.
32.	As a matter of PRC Laws, no holder of any of the ADSs of the Company will be subject to personal liability in respect of any liability of any of the PRC Companies, and no holder of any of the ADSs of the Company who are not PRC residents after the completion of the Offering will be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of the holding of such ADSs. There are no limitations under PRC Laws on the rights of holders of the ADSs to hold, vote or transfer their ADSs nor any statutory preemptive rights or transfer restrictions applicable to the ADSs or Ordinary Shares.
33.	To the best of our knowledge after due inquiry, the application of the net proceeds to be received by the Company from the sale of ADSs as contemplated by the Prospectuses will not contravene any provision of applicable PRC Laws, or the articles of association, the business licenses or other constituent documents of any PRC Companies, or, to the best of our knowledge after due inquiry, contravene the terms or provisions of, or constitute a default under, any mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any PRC Companies, or any judgment order or decree of any Governmental Agency in the PRC.
34.	The execution and delivery by the Company and the Selling Shareholders of, and the performance by the

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Company and the Selling Shareholders of their respective obligations under, the Underwriting Agreement and the Deposit Agreement and the consummation by the Company and the Selling Shareholders of the transactions contemplated therein, including the issue and sale of the Ordinary Shares and the ADSs under the Underwriting Agreement and the Deposit Agreement, (A) to the best of our knowledge after due inquiry, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the PRC Companies is a party or by which any of the PRC Companies is bound or to which any of the properties or assets of the PRC Companies is subject, (B) do not and will not result in any violation of the provisions of the articles of association, business licenses or any other constitutional documents of any of the PRC Companies, and (C) do not and will not result in any violation of any provision of PRC Laws, or, to the best of our knowledge after due inquiry, any order, decree, judgment, or ruling of any Governmental Agency or any court in the PRC issued to the Company.
35.	The entry into, and performance or enforcement of the Underwriting Agreement and the Deposit Agreement in accordance with its respective terms will not subject any of the Underwriters or the Depositary to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter or the Depositary be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any laws or regulations in the PRC by reason of entry into, performance or enforcement of the Underwriting Agreement and the Deposit Agreement.
36.	Under the PRC Laws, none of the Company or any of the PRC Companies, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, setoff or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.
37.	Nothing has come to our attention that has caused us to believe that (1) the Registration Statement, at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (2) the General Disclosure Package, as of the Applicable Time (as defined therein) and as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (3) the Final Prospectus, as of its date and as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in light of the circumstances under

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which they were made, not misleading.
Our opinion expressed above is subject to the following qualifications (the “Qualifications”):
i.	Our opinion is limited to the PRC Laws of general application on the date hereof. For the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

ii.	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.
v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiary and the PRC Operating Entities and PRC government officials.
vi.	This opinion is intended to be used in the context which is specifically referred to herein.

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We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and the Prospectuses, and to the reference to our name in such Registration Statement and the Prospectuses.
This opinion is rendered at the request of and solely for the benefit of Bitauto Holdings Limited in connection with the above matters. This opinion may not be relied upon, quoted or referred to for any other purpose or released upon by or furnished to any other person without our prior written consent.
Yours faithfully,
/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

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